Exhibit 99.1

CONTACT:	MARK THOMAS
MANAGER OF INVESTOR RELATIONS
(281) 921-6400

Release #12-10

CARBO CERAMICS INC. ANNOUNCES SECOND QUARTER 2012 EARNINGS

Conference Call Scheduled for Today, 10:00 a.m. Central Time

•	Quarterly revenues of $177.6 million were up 19 percent compared to the same quarter in the prior year
•	Net income of $31.9 million, or $1.38 per diluted share for the quarter
•	Quarterly dividend was raised for the 12th consecutive year

HOUSTON, TX (July 26, 2012) — CARBO Ceramics Inc. (NYSE: CRR) today reported net income of $31.9 million, or $1.38 per diluted share, on revenues of $177.6 million for the quarter ended June 30, 2012.

President and CEO Gary Kolstad commented, “Sales volumes set a new quarterly record despite difficult market conditions, including an over-supply of varying quality Chinese ceramic proppant in North America. We achieved this sales volume record through our continued focus to further expand the use of CARBO’s high quality, high conductivity ceramic proppant in the liquids-rich basins, namely the Bakken and Eagle Ford. Although sales volumes were healthy in these basins, infrastructure to support industry activity remained limited. From a distribution standpoint, we continued to face logistical challenges and higher associated costs during the quarter.

“Our sand processing plant in Marshfield, Wisconsin became operational late in the second quarter of 2012. Shipments of our high quality, CARBO Northern White sand have started to arrive at our resin-coating facility in New Iberia.

“E&P clients’ continued focus on environmental risk reduction led to record quarterly sales for Falcon Technologies®. Falcon’s technologically advanced spill prevention and containment systems are widely respected in the industry and provide superior protection for operators of oil and gas well sites.

“The Board of Directors recently approved a 13 percent increase in the dividend. This marks the twelfth consecutive year we have increased the dividend, and the Board’s decision demonstrates continued confidence in our long-term cash flow outlook,” Mr. Kolstad said.

Second Quarter Results

Revenues for the second quarter of 2012 increased 19 percent, or $27.9 million, when compared to the second quarter of 2011. North American (defined as Canada and the U.S.) proppant sales volume increased 17 percent while International proppant sales volume increased 20 percent, compared to the same period last year.

Operating profit for the second quarter of 2012 increased 2 percent, or $0.9 million, compared to the second quarter of 2011. The increase in operating profit was primarily the result of higher proppant sales volumes and a greater contribution from some of the Company’s other business units, partially offset by changes in product mix and increases in freight, logistics, and SG&A expenses.

Net income for the second quarter of 2012 increased 7 percent, or $2.0 million compared to the second quarter of 2011.

CARBO Ceramics Second Quarter 2012 Earnings Release

July 26, 2012

Proppant Sales Volumes (in millions lbs)	Three Months Ended June 30, 2012	Three Months Ended June 30, 2011
Ceramic Proppant Volumes	403	364
Other Proppant Volumes*	51	23

Total	454	387

*	Includes CARBOBOND® RCS (resin-coated sand) and API / ISO certified ceramic proppant manufactured on an outsourced basis.

Technology and Business Highlights

•	The utilization of CARBO’s suite of lightweight ceramic proppants increased in several liquids-rich shale plays led by the Bakken, EagleFord, Permian, Granite Wash and Utica plays.

•

CARBO technical personnel continue to demonstrate the benefits of upgrading to higher conductivity proppants in several liquids-rich plays, including the Bakken and Eagle Ford. This has led to several field trial design and implementation opportunities.

•	CARBO’s lightweight ceramic sales expanded in shale and unconventional gas reservoirs internationally, particularly in Latin America and Asia Pacific.

•	Falcon Technologies continues to diversify both its geographical footprint and its client base through its Engineered to ProtectTM environmental solutions.

•	With the completion of CARBO’s Marshfield, Wisconsin sand processing plant, CARBOBOND® RCS is now being manufactured with CARBO Northern White sand.

Outlook

CEO Gary Kolstad commented on the outlook for CARBO stating, “As we noted previously, 2012 will have its share of challenges due to the shift in activity away from natural gas basins towards liquids-rich basins in North America. The combination of a low natural gas price, volatility in oil and NGL markets, and the over-supply of varying quality Chinese ceramic proppant is causing disruptions within the industry, and we expect these disruptions to place pressure on proppant pricing, volumes and margins for the remainder of the year.

“The construction of our Marshfield resin-coating plant has been deferred at this time. We continue to monitor market conditions and we will modify the project timeline accordingly. Work on the Millen, Georgia ceramic manufacturing plant project continues and we estimate the plant could commence production before the end of 2013.

“Resin-coating production in New Iberia will likely be limited through the third quarter of 2012 as we build a sufficient inventory of CARBO Northern White sand.

“We expect Falcon to build upon its success this year and achieve revenue growth of 15 percent to 20 percent for 2012 as indicated previously.

“Although the operating environment is difficult, we will continue to focus on what CARBO does best, making oil and gas wells produce better and achieve higher ultimate recovery rates. CARBO’s ceramic proppant provides its clients two important technical advantages over the varying quality Chinese Intermediate Density Ceramic (IDC) proppant. First, our clients achieve superior conductivity due to the consistency of the high quality proppant we manufacture in the United States. Second, our clients benefit from utilizing CARBO’s lightweight ceramic proppant which provides approximately 20 percent more proppant volume for every pound purchased. Said differently, users of IDC proppant would have to purchase roughly 20 percent more IDC to achieve the same fracture volume as compared to a well that uses CARBO’s lightweight ceramic proppant.

CARBO Ceramics Second Quarter 2012 Earnings Release

July 26, 2012

“We will continue to demonstrate the benefits of Economic Conductivity® and the value of our high quality, high conductivity ceramic proppant. We believe focusing on technology and value creation for our E&P clients will assist us in achieving long-term success in our business,” Mr. Kolstad concluded.

As previously announced, a conference call to discuss the Company’s second quarter results is scheduled for today at 10:00 a.m. Central Time (11:00 a.m. Eastern). To participate in the teleconference, investors in the U.S. and Canada should dial 1-855-219-9393 at least 10 minutes before the start time and reference conference number 94036794. International callers outside of North America should dial 1-702-696-4996. The conference call also can be accessed by visiting the company’s website,www.carboceramics.com.

A replay of the earnings conference call will be available through August 9, 2012, at 11:59 p.m. Eastern Time, on the company’s website two hours after the end of the conference. To access the replay from the U.S. and Canada please dial 1-855-859-2056; international callers outside North America please dial 1-404-537-3406. Please reference conference number 94036794. Participants will be required to state their name and company name to gain access to the call. Interested parties may also access the MP3 audio file of the earnings conference call as it will be available on the company’s website approximately two hours after the end of the call.

CARBO is the world’s largest supplier of ceramic proppant for fracturing oil and gas wells, and a supplier of resin-coated sand proppant; the provider of the industry’s most widely used fracture simulation software; and a provider of fracture design and consulting services. The Company also provides a broad range of technologies for spill prevention, containment and countermeasures, along with geotechnical monitoring.

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in the cost of raw materials and natural gas used in manufacturing our products, changes in demand and prices charged for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing, distribution and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements, except as required by law.

- tables follow -

	Three Months Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$177,614	$149,669	$340,780	$300,499
Cost of sales	113,361	87,551	213,063	176,325

Gross profit	64,253	62,118	127,717	124,174
Selling, general & administrative expenses	17,056	15,845	33,708	30,132
Start-up costs	6	—	68	—
(Gain) loss on disposal or impairment of assets	(59)	(30)	(54)	1,649

Operating profit	47,250	46,303	93,995	92,393
Interest income (expense), net	9	56	(35)	100
Foreign currency exchange gain (loss), net	579	(126)	144	(314)
Other income (expense), net	47	(53)	(212)	(130)

Income before income taxes	47,885	46,180	93,892	92,049
Income taxes	15,968	16,236	31,684	31,941

Net income	$31,917	$29,944	$62,208	$60,108

Earnings per share:
Basic	$1.38	$1.29	$2.69	$2.60

Diluted	$1.38	$1.29	$2.69	$2.60

Average shares outstanding:
Basic	22,961	23,027	22,968	23,021

Diluted	22,962	23,028	22,969	23,022

Depreciation and amortization	$11,197	$8,307	$21,801	$16,487

Selected Balance Sheet Information

	June 30, 2012	December 31, 2011
	(In thousands)
Assets
Cash and cash equivalents	$34,866	$41,270
Other current assets	262,872	261,295
Property, plant and equipment, net	420,750	392,659
Intangible and other assets, net	32,624	33,477
Total assets	763,276	740,865

Liabilities and Shareholders’ Equity
Accrued income taxes	$1,233	$—
Other current liabilities	48,493	79,066
Deferred income taxes	36,476	31,641
Shareholders’ equity	677,074	630,158

Total liabilities and shareholders’ equity	$763,276	$740,865